UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

BRIGHTVIEW HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒  No fee required.

☐  Fee paid previously with preliminary materials.

☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MARCH 5, 2024

The following information supplements and amends the definitive proxy statement (the “Proxy Statement”) of Brightview Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission on January 18, 2024, in connection with the solicitation of proxies by the Board of Directors for the 2024 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). The Company is providing this supplement to the Proxy Statement (this “Supplement”) solely to avoid any potential ambiguity in the Proxy Statement regarding the voting approval standard for the Plan Amendment Proposal and the ESPP Amendment Proposal to be presented at the Annual Meeting. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on January 9, 2024, are entitled to notice of and to vote at the Annual Meeting.

Supplemental Disclosure Concerning How Many Votes Are Required to Approve each Proposal to be Voted on at the Annual Meeting

The following set forth under the caption — General Information on page 4 of the Proxy Statement is deleted and replaced in its entirety by the following:

“How many votes are required to approve each proposal?

With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected (with holders of our Common Stock and holders of Series A Preferred Stock voting together as a single class). There is no cumulative voting.

With respect to the election to the Board of Joshua Goldman and Kurtis Barker, the holders of our Series A Preferred Stock, voting as a separate class, will elect such director nominees under the terms of the Investment Agreement.

With respect to the Ratification Proposal, approval requires a vote of the holders of a majority of the voting power of the shares of our stock present in person or represented by proxy and entitled to vote on the proposal.

With respect to the Plan Amendment Proposal, approval requires a vote of the holders of a majority of the voting power of the shares of our stock present in person or represented by proxy and entitled to vote on the proposal.

With respect to the ESPP Amendment Proposal, approval requires a vote of the holders of a majority of the voting power of the shares of our stock present in person or represented by proxy and entitled to vote on the proposal.”

* * *

This Supplement is being filed with the Securities and Exchange Commission on, and first released to stockholders on or about, February 15, 2024. No other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.